Exhibit 4.13

Execution version

ADDENDUM NO. 7
TO A CHARTER ANCILLARY AGREEMENT DATED 1ST JANUARY, 2004

This addendum no. 7 (the "Addendum No. 7") to the charter ancillary agreement between the parties hereto dated 1 January 2004 as amended by an addendum no. 1 thereto dated 15 June 2004, an addendum no. 2 thereto dated 3 February 2005, an addendum no. 3 thereto dated 4 April 2005, an addendum no. 4 thereto dated 9 March 2006, an addendum no. 5 thereto dated 21 August 2007 and an addendum no. 6 thereto dated 22 March 2010 (together, the "Agreement") is made on 22  December 2011 by and between:

(1)	SHIP FINANCE INTERNATIONAL LIMITED (the "Company");

(2)	THE VESSEL OWNING SUBSIDIARIES LISTED IN SCHEDULE A HERETO (the "Owners");

(3)	FRONTLINE LTD. ("Frontline"); and

(4)	FRONTLINE SHIPPING LIMITED (the "Charterer").

(each a "Party" and together the "Parties".)

WHEREAS:

(A)
The Parties are parties to the Agreement, setting forth, inter alia, the terms of certain arrangements supporting and securing the Charterer's ability to pay charter hire under separate charterparties between the Charterer and each of the Owners (the "Charters").

(B)	Frontline is in the process of completing a financial restructuring (the "Restructuring").

(C)
As part of the Restructuring, the Charterer and Frontline has asked the Company and the Owners to consent to a reduction of the base charter rate per vessel per day of USD 6,500 under each of the Charters for the period from 1 January 2012 until 31 December 2015 (the "Rate Reduction").

(D)
As a condition for the Rate Reduction, the Parties wish to make certain changes to the Agreement, including but not limited to (i) release and payment of the Cash Deposit (as defined in the Agreement) to the Company, (ii) amendment of the Bonus Payment (as defined in the Agreement), (iii) prepayment of the Bonus Payment in an amount of USD 38 million and (iv) establishment of the Cash Sweep Bonus Payment (as defined below).

(E)	The Company will apply the funds received from the Charterer mentioned in recital (D) above as prepayments under a loan facility relating to the Vessels.

(F)	This Addendum No. 7 is entered into in order to document the said changes to the Agreement.

Execution version

1.	DEFINITIONS

Terms and expressions defined in the Agreement shall have the same meaning in this Addendum No. 7, unless otherwise explicitly stated herein.

2.	AMENDMENTS

The Parties agree to the following amendments to the Agreement:

(a)	Definition of "Cash"

The definition of "Cash" and any references to it therein shall be deleted.

(b)	Definition of "Cash Deposit"

The definition of "Cash Deposit" and any references to it therein shall be deleted.

(c)	Definition of "Cash Equivalents"

The definition of "Cash Equivalents" and any references to it therein shall be deleted.

(d)	Definition of "Cash Sweep Bonus Amount"

A new definition of "Cash Sweep Bonus Amount" shall be inserted:

"Cash Sweep Bonus Amount" means, with respect to the Vessels, the portion of a Cash Sweep Bonus Payment for any period of determination, which shall be calculated in accordance with the following formula:

Cash Sweep Bonus Amount = 1.00 x (TCE revenues of Vessels – (the aggregate for all the Vessels of (the applicable Current Base Rate per Vessel x number of days the relevant Vessel has been chartered to the Charterer during the period of determination))), where "TCE revenues of Vessels" means the revenues of the Charterer on a time charter equivalent basis attributable to the Vessels during such period of determination (calculated in a manner consistent with that used in Frontline's public reports), provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $6,500 per day.

(e)	Definition of "Cash Sweep Bonus Payment"

A new definition of "Cash Sweep Bonus Payment" shall be inserted:

"Cash Sweep Bonus Payment" has the meaning set forth in Section 4.5 (e).

(f)	Definition of "Cash Sweep Schedule"

A new definition of "Cash Sweep Schedule" shall be inserted:

"Cash Sweep Schedule" has the meaning set forth in Section 4.5 (c).

(g)	Definition of "Current Base Rate"

A new definition of "Current Base Rate" shall be inserted:

"Current Base Rate" means the rate payable from time to time per Vessel per day under the Charter applicable to such Vessel, as reduced with USD 6,500 per Vessel per day for the period from and including 1 January 2012 to and including 31 December 2015.

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(h)	Definition of "Event of Default"

Paragraph (d) of the definition of "Event of Default" shall be deleted, so that this provision shall read:

"Event of Default" means:

(a)	any material breach by the Charterer of any provision of any Charter (including the failure to make charter payments thereunder when due);

(b)	any material breach by the Charterer or Frontline of any provision of this Agreement or the Performance Guarantee; or

(c)	any material breach by Frontline Management of any provision of any Management Agreement.

(i)	Definition of "Former Base Rate"

A new definition of "Former Base Rate" shall be inserted:

"Former Base Rate" means the rate payable from time to time per Vessel per day under the Charter applicable to such Vessel, disregarding the reduction of USD 6,500 per Vessel per day for the period from and including 1 January 2012 to and including 31 December 2015.

(j)	Definition of "Minimum Reserve"

The definition of "Minimum Reserve" and any references to it therein shall be deleted.

(k)	Definition of "Performance Guarantee"

The definition of "Performance Guarantee" and shall be deleted and replaced with the following:

"Performance Guarantee" means the performance guarantee issued by Frontline in favor of the Company and the Owners on 1 January, 2004, as subsequently amended from time to time.

(l)	Definition of "Suezmax"

The definition of "Suezmax" shall be deleted and replaced with the following:

"Suezmax" means each of the Vessels that is between 120,000 and 200,000 dwt.

(m)	Definition of "Suezmax Bonus Amount"

The definition of "Suezmax Bonus Amount" shall be deleted and replaced with the following:

"Suezmax Bonus Amount" means the portion of a Bonus Payment for any period of determination attributable to the Suezmaxes and shall be calculated in accordance with the following formula:

Suezmax Bonus Amount = 0.25 x (TCE revenues of Suezmaxes – ($21,100 x total number of Suezmax Days during the period of determination))

where (i) "TCE revenues of Suezmaxes" means the revenues of the Charterer on a time charter equivalent basis attributable to the Suezmaxes during such period

Execution version

of determination (calculated in a manner consistent with that used in Frontline's public reports) and (ii) "Suezmax Days" means the aggregate number of days each Suezmax has been chartered to the Charterer during such period of determination; and provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $6,500 per day.

(n)	Definition of "VLCC Bonus Amount"

The definition of "VLCC Bonus Amount" shall be deleted and replaced with the following:

"VLCC Bonus Amount" means the portion of a Bonus Payment for any period of determination attributable to the VLCCs and shall be calculated in accordance with the following formula:

VLCC Bonus Amount = 0.25 x (TCE revenues of VLCCs – ($25,575 x total number of VLCC Days during the period of determination))

where (i) "TCE revenues of VLCCs" means the revenues of the Charterer on a time charter equivalent basis attributable to the VLCCs during such period of determination (calculated in a manner consistent with that used in Frontline's public reports) and (ii) " VLCC Days" means the aggregate number of days each VLCC has been chartered to the Charterer during such period of determination; and provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $6,500 per day.

(o)	Changes to Section 2.1 (Cash Deposit)

Section 2.1 shall be deleted in its entirety.

(p)	Changes to Section 2.4 (Financial Statements and Other Information)

Section 2.4 sub-clause (a) shall be deleted and replaced with the following:

(a)
as soon as practicable and in any event within (i) 10 days after the end of each month in each fiscal year or (ii) two Business Days after request by the Company, a certificate executed by its chief financial officer which provides that no Event of Default is then occurring or, if there is an Event of Default then occurring, describes in reasonable detail such Event of Default;

(q)	New Section 4.5 (Cash Sweep Bonus Payment) of the Agreement

A new Section 4.5 shall be inserted, reading:

(a)	The Company shall be entitled to periodic profit sharing bonus payments equal to the Cash Sweep Bonus Amount for the applicable period.

(b)
The period upon which the Cash Sweep Bonus Amount shall be determined and booked shall be three calendar months and shall coincide with the calendar quarters of each calendar year. All calculations of the Cash Sweep Bonus Amount shall be made on a year to date basis, less accumulated Cash Sweep Bonus Amounts for the preceding quarters in such calendar year.

(c)	No later than on the last Business Day in the calendar month following the end of each calendar quarter, the Charterer shall prepare or cause to

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be prepared, and shall deliver to the Company, a schedule with respect to the preceding quarter (each, a "Cash Sweep Schedule"). Each Cash Sweep Schedule shall set forth, in each case on a year to date basis, (i) the TCE revenues of Vessels (broken down per Vessel) and (ii) the Charterer's calculation of the Cash Sweep Bonus Amount. The Charterer shall, at the same time, provide to the Company such supporting work papers or other supporting information as may be reasonably requested by the Company in order to verify the calculation of the Cash Sweep Bonus Amount for the preceding quarter. Such Cash Sweep Schedule shall be prepared in accordance with GAAP, consistent with the preparation of Frontline's accounts, and shall be certified by the Chief Financial Officer of the Charterer and, if requested by the Company, by the Charterer's independent accountants.

(d)	It is agreed and understood between the Parties that the Cash Sweep Bonus Amount pertaining to a quarter can be positive or negative.

(e)
Following the Charterer's submittal of the Cash Sweep Schedule for the fourth quarter of each calendar year to the Company and the Company's acceptance thereof and subject to the other provisions of this Section 4.5, the Cash Sweep Bonus Amounts (whether positive or negative) for the four quarters of each calendar year shall be aggregated (each, a "Cash Sweep Bonus Payment").

(f)
Each Cash Sweep Bonus Payment shall be paid by the Charterer by wire transfer of immediately available funds to the wire transfer address of the Company. Such payment shall be made on a Business Day no later than 1 March in the calendar year subsequent to which it pertains.

(g)
The Cash Sweep Bonus Payment for each calendar year shall, in no event, (i) be less than $0 or (ii) exceed the difference between (a) the Former Base Rate multiplied with the number of days each Vessel has been chartered to the Charterer in the relevant calendar year and (b) the Current Base Rate multiplied with the number of days each Vessel has been chartered to the Charterer in the relevant calendar year.

(r)	Changes to Section 5.1 (Collateral) of the Agreement

Section 5.1 of the Agreement shall be deleted and replaced with the following:

5.1 Collateral. The Charterer, the Company and Frontline covenant and agree that the Charterer's obligations under this Agreement and the Charters shall be secured by first priority fixed and/or floating charges, as applicable, over all of the undertaking and all of the assets and rights (including the Earnings Account) of the Charterer whatsoever and wheresoever both present and future and all outstanding capital stock of the Charterer (collectively, the "Security Interests"). The Charterer and Frontline agree that they shall execute such documents and do such things as may reasonably be required by the Company's lenders in order to give full effect to their covenants in this Section 5.1."

3.	PREPAYMENT OF BONUS PAYMENT

The Charterer shall prepay to the Company an amount of USD 38,000,000 (the "Prepaid Bonus Amount") no later than 31 December 2011 (provided that, if Frontline and/or the Charterer prior to 31 December 2011 provides the Company with sufficient documentation that no less than USD 250,000,000 has been irrevocably committed by investors as new equity in Frontline 2012 Ltd, the deadline for payment shall be extended to 16 January 2012), as compensation for

Execution version

the Rate Reduction.

The Charterer shall have the right to set off the Prepaid Bonus Amount against any Bonus Payment due to the Company.

The Charterer shall not be entitled to set off the Prepaid Bonus Amount against any Cash Sweep Bonus Payment due to the Company.

The Prepaid Bonus Amount shall be non-refundable in any event.

4.	CASH DEPOSIT

The Cash Deposit (as defined in the Agreement), in the current amount of USD 46,000,000, shall be released and paid to the Company no later than 31 December 2011 (provided that, if Frontline and/or the Charterer prior to 31 December 2011 provides the Company with sufficient documentation that no less than USD 250,000,000 has been irrevocably committed by investors as new equity in Frontline 2012 Ltd, the deadline for payment shall be extended to 16 January 2012), as compensation for the Rate Reduction.

This compensation shall be non-refundable in any event.

5.	MISCELLEANEOUS

The Parties hereto agree that the provisions of the Agreement as amended by this Addendum No. 7 shall be identical to those in existence prior to the execution of this Addendum No. 7 save insofar as the same have been amended hereby, and that all references in the Agreement to the term "this Agreement" shall be deemed to be references to the Agreement as confirmed and amended hereby and references to "the Agreement", "hereof", "hereunder", "herein" and kindred expressions shall be construed accordingly.

The Parties agree that this Addendum No. 7 shall be governed by the laws of England and Wales and that any disputes arising hereunder shall be subject to the same dispute resolution mechanism as provided for under Section 8.3 of the Agreement.

This Addendum No. 7 shall become effective upon receipt by the Company of USD 106,000,000 from Frontline, provided that upon such effectiveness, the amendment of the Suezmax Bonus Amount and the VLCC Bonus Amount and the establishment of the Cash Sweep Bonus Payment shall be effective from 1 January 2012.

IN WITNESS WHEREOF the duly authorized representatives of the Parties hereto have caused this Addendum No. 7 to be executed on the day and year first above written.

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Execution version

For and on behalf of SHIP FINANCE INTERNATIONAL LIMITED /s/Harald Gurvin Signature Harald Gurvin Attorney-in-Fact Name with block letters	For and on behalf of FRONTLINE LTD. /s/ Magnus Vaaler Signature Magnus Vaaler Attorney-in-Fact Name with block letters

For and on behalf of
FRONT PRIDE SHIPPING INC.
FRONT SPLENDOUR SHIPPING INC.
FRONT GLORY SHIPPING INC.
FRONT ARDENNE INC.
BOLZANO PRIVATE LIMITED
FRONT BRABANT INC.
GOLDEN SEAWAY CORP.
GOLDEN FJORD CORP.
GOLDEN ESTUARY CORP.
FRONT OPALIA INC.
GOLDEN TIDE CORP.
FRONT SCILLA INC.
ARIAKE TRANSPORT CORPORATION
FRONT STRATUS INC.
FRONT SAGA INC.
FRONT SERENADE INC.
FRONT FALCON CORP.
HITACHI HULL 4983 LTD.
FRONT LAPAN PRIVATE LIMITED
TRANSCORP PTE LTD
BONFIELD SHIPPING LIMITED
ASPINALL PTE LTD
BLIZANA PTE LTD

/s/Harald Gurvin
Signature

Harald Gurvin Attorney-in-Fact
Name with block letters
For and on behalf of FRONTLINE SHIPPING LIMITED /s/ Magnus Vaaler Signature Magnus Vaaler Attorney-in-Fact Name with block letters

Execution version

Schedule A

Front Pride Shipping Inc.
Front Splendour Shipping Inc.
Front Glory Shipping Inc.
Front Ardenne Inc.
Bolzano Pte Ltd
Front Brabant Inc.
Golden Seaway Corporation
Golden Fjord Corporation
Golden Estuary Corporation
Front Opalia Inc.
Golden Tide Corporation
Front Scilla Inc.
Ariake Transport Corp.
Front Stratus Inc.
Front Saga Inc.
Front Serenade Inc.
Front Falcon Corp.
Hitachi Hull 4983 Ltd.
Front Lapan Private Limited
Transcorp Pte Ltd
Bonfield Shipping Limited
Aspinall Pte Ltd
Blizana Pte Ltd